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                                                                    Exhibit 99.1

[LOGO]
CATALINA MARKETING(R)
                                                                            NEWS

CONTACT:                                                   FOR IMMEDIATE RELEASE
Daniel D. Granger
Chairman and Chief Executive Officer
(727) 579-5000

            CATALINA MARKETING CORPORATION NAMES MICHAEL G. BECHTOL
                     PRESIDENT AND CHIEF OPERATING OFFICER

ST. PETERSBURG, Fla., April 15, 2003 - Catalina Marketing Corporation (NYSE:
POS) today announced that Michael G. Bechtol, has been named President and Chief Operating Officer. In this newly created role, Mr. Bechtol will have overall management responsibility for the day to day activities of the company's operating business units, which include the Core Domestic Business, Catalina Health Resource, Catalina Marketing International and Catalina Marketing Research Solutions. Mr. Bechtol will also oversee information technology, operations, corporate marketing and human resources. Daniel D. Granger will retain the title of Chairman and Chief Executive Officer.

Mr. Bechtol joined the company in 1986 and has held a wide variety of management positions, most recently as President, Catalina Marketing International. Prior to leading the International business, Mr. Bechtol held the position of President of Catalina Marketing Services, where he was responsible for all U.S. sales, marketing, operations and client services. He has also held the titles of Executive Vice President of Retail and Executive Vice President of Manufacturer Sales, where he managed the recruiting and development of many current Catalina managers and staff members. Prior to joining Catalina Marketing, Mr. Bechtol spent 14 years with the Southern California division of Lucky Stores, Inc., holding positions in store management, divisional labor management and in-store systems.

Mr. Granger stated, "Mike has been an integral part of Catalina's growth over the past 16 years and I am extremely pleased that he has accepted the Chief Operating Officer role. Mike and I will work closely together, with Mike focusing on day to day operations while I focus on the long term strategic vision for the company. I am confident that, under the management and leadership of Mike Bechtol, Catalina Marketing Corporation will continue to be regarded as the leader in behavior-based marketing."

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In addition to Mr. Bechtol's promotion, the company has announced that David
Diamond, President of Emerging Business and Chief Vision Officer, will be leaving his full-time employment with the company, but will continue his relationship with Catalina Marketing Corporation in a consulting capacity. Mr. Granger commented, "David has made significant contributions to our organization during his seven years of service and I look forward to continuing to work with David on special projects in his role as a consultant."

Based in St. Petersburg, Florida, Catalina Marketing Corporation (www.catalinamarketing.com) was founded 20 years ago based on the premise that targeting communications based on actual purchase behavior would generate more effective consumer response. Today, Catalina Marketing combines unparalleled insight into consumer behavior with multiple consumer access vehicles, reaching consumers at home, in-store and online. This combination of insight and access provides marketers with the ability to execute behavior-based marketing programs, ensuring that the right consumer receives the right message at exactly the right time. Through its operating divisions, Catalina Marketing offers an array of behavior-based promotional messaging, product sampling, loyalty programs, direct to patient information and market research services. Personally identifiable data that may be collected from the company's targeted marketing programs, as well as its research programs, is never sold or given to any outside party without the express permission of the consumer.

Certain statements in the preceding paragraphs are forward looking, and actual results may differ materially. Statements not based on historic facts involve risks and uncertainties, including, but not limited to, the changing market for promotional activities, especially as it relates to policies and programs of packaged goods manufacturers for the issuance of certain product coupons, the effect of economic and competitive conditions and seasonal variations, actual promotional activities and programs with the company's customers, the pace of installation of the company's store network, the success of new services and businesses and the pace of their implementation, and the company's ability to maintain favorable client relationships.